Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Retirement Corporation:

We consent to the use of our report dated March 4, 2004, except for Note 1, which is as of June 10, 2004, relating to the consolidated balance sheets of American Retirement Corporation and subsidiaries as of December 31, 2003 and 2002, and the related statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003 incorporated by reference in the Registration Statement on Form S-3 of American Retirement Corporation, which report appears in the Form 8-K dated June 10, 2004 of American Retirement Corporation. Our report refers to changes in the methods of accounting for goodwill and other intangible assets and the impairment of long-lived assets and discontinued operations in 2002. Our report also refers to a change in the method of accounting for variable interest entities on January 1, 2004.

We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP
Nashville, Tennessee
June 10, 2004